Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.
CYCLACEL PHARMACEUTICALS ANNOUNCES RECEIPT OF NASDAQ NOTICE
Berkeley Heights, NJ, August 28, 2009 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; “Cyclacel” or the “Company”) announced that it received a letter on August 24, 2009 from the NASDAQ Listing Qualifications Department notifying the Company that it does not comply with the $10 million minimum stockholders’ equity as required by the continued listing requirements of The NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(b)(1)(A). NASDAQ’s determination was based on a review of the Company’s Form 10-Q for the period ended June 30, 2009. At that time the Company’s stockholders’ equity was reported at approximately $8.2 million.
As provided in the NASDAQ rules, the Company has the opportunity to submit to NASDAQ a specific plan to achieve compliance within 15 calendar days from the date the Company received the letter. The Company intends to submit in a timely manner to the NASDAQ Staff a plan to regain compliance and continue listing on The NASDAQ Global Market. There is no assurance that NASDAQ will accept the Company’s plan to satisfy the stockholders’ equity requirement.
In the event that NASDAQ does not accept the plan, NASDAQ will provide written notice that the Company’s securities will be subject to delisting from The NASDAQ Global Market. In that event, the Company may either apply for listing on The NASDAQ Capital Market, provided it meets the continued listing requirements of that market, or appeal the decision to a NASDAQ Listing Qualifications Panel. In the event of an appeal, the Company’s securities would remain listed on The NASDAQ Global Market pending a decision by the Panel following the hearing.
About Cyclacel Pharmaceuticals, Inc.
Cyclacel is a diversified biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Sapacitabine, a cell cycle modulating nucleoside analog, is in Phase 2 studies for the treatment of acute myeloid leukemia in the elderly, myelodysplastic syndromes and lung cancer and in Phase 1 in combination with seliciclib. Seliciclib, a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 for the treatment of lung and nasopharyngeal cancer. CYC116, an Aurora kinase and VEGFR2 inhibitor, is in Phase 1 in patients with solid tumors. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.
Risk factors
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2008, as supplemented by the interim quarterly reports, filed with the SEC.
Contacts for Cyclacel Pharmaceuticals, Inc.
Investors/Media:
Corey Sohmer, (908) 517-7330
csohmer@cyclacel.com
© Copyright 2009 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.